UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material under § 240.14a-12

TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)
………………………………………………………………………………..
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
………………………………………………………………………………………………………..
(2)    Aggregate number of securities to which transaction applies:
………………………………………………………………………………………………………..

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
………………………………………………………………………………………………………..
(4)    Proposed maximum aggregate value of transaction:
………………………………………………………………………………………………………..

(5)	Total fee paid:
…………………………………………………………………………………………………………
[ ] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Commencing April 23, 2018, Terex Corporation sent the following communication to certain stockholders

RE        Terex Corporation (“Terex” or the “Company”) 2018 Proxy Statement
____________________________________________________________________________________________
In an effort to assist your review of Terex’s 2018 Proxy Statement, Terex would like to call to your attention the following information.

Compensation

Terex’s executive compensation program is based on the following core principles:

•	be competitive with peers to effectively attract and retain talented executives;

•	achieve a balance between short-term and long-term compensation;

•	align executive pay with Company and stockholder performance;

•	foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and

•	address the volatility and cyclicality of the Company’s business and industry.
The Company’s results in 2017 and actions taken by the Compensation Committee since January 1, 2017 demonstrate the Committee’s commitment to paying for performance and illustrate how the executive compensation program responds to business challenges and the marketplace. Key highlights include the following:

✓    The Company’s total stockholder return in 2017 was approximately 51% (ranked at the 92nd percentile in the Benchmark Companies).

✓    The Company’s three-year total stockholder return from 2015-2017 was approximately 68% (ranked at the 82nd percentile in the Benchmark Companies).

✓    Both the Company’s earnings per share and operating profit significantly increased in 2017 as compared with 2016.

✓ Strong correlation between the Company’s total stockholder return and the total realized compensation of the Company’s CEO during the last three fiscal years.
✓ As a result of the Company’s strong performance, the bonus payouts to the Named Executive Officers for 2017 were approximately 165% of target.
✓ The compensation granted in 2017 to the Named Executive Officers was predominantly performance-based and/or linked to the Company’s equity performance.

✓    The strong performance orientation of the executive compensation program and the rigor of the performance goals set by the Committee has resulted in the forfeiture of previously granted equity awards:

✓    Approximately $4.6 million in stock awards granted in 2010 and 2014 were forfeited in 2017 by the Company’s former CEO and approximately $1.2 million in stock awards granted in 2010, 2014 and 2015 were forfeited in 2017 by other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓    Since the beginning of 2011, the former CEO of the Company has forfeited a total of $15.9 million in stock awards as a result of the Company’s failure to achieve performance targets set by the Committee.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

✓    Prior to 2017, the Company’s equity awards would automatically vest upon a change in control of the Company (known as a single trigger). Beginning in 2017, in certain circumstances, the Committee determined that the Company’s equity awards would require both a change in control and a termination of employment without cause for the equity award to vest (known as a double trigger).

✓    The Committee Chairman conducted discussions with four of the Company’s largest stockholders (accounting for approximately 11% of the Company’s outstanding shares) in the first quarter of 2017 to discuss the Company’s executive compensation program as part of its shareholder outreach program.

✓    The Committee Chairman conducted discussions with five of the Company’s largest stockholders (accounting for approximately 12% of the Company’s outstanding shares) in the first quarter of 2018 to discuss the Company’s executive compensation program as part of its shareholder outreach program.

✓    Additionally, all of the Company’s stockholders were given the opportunity to participate in a virtual stockholder forum on compensation matters prior to last year’s annual meeting of stockholders and will be given that opportunity again this year before this year’s annual meeting to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.

2018 Omnibus Incentive Plan

Stockholders are being asked to approve the Terex Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to assist the Company in attracting and retaining selected individuals to serve as employees, directors, officers, consultants and advisors of the Company and its subsidiaries and affiliates who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock.

The following are material facts and features relating to the 2018 Plan:

•
As of March 16, 2018 there were (i) 3.1 million shares subject to outstanding stock awards under the 2009 Omnibus Incentive Plan (the “2009 Plan”), (ii) 0 options outstanding under the 2009 Plan, (iii) 0 stock appreciation rights under the 2009 Plan and (iv) 1.5 million shares available for issuance under the 2009 Plan.

•
The maximum number of shares that may be the subject of awards under the 2018 Plan is 1,200,000 shares, plus the number of shares remaining available for issuance under the 2009 Plan that are not subject to outstanding awards as of the date of stockholder approval, and the number of shares subject to awards outstanding under the 2009 Plan as of such date but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares.

•
The Board may not amend the 2018 Plan to increase the number of shares that may be the subject of awards under the 2018 Plan (other than for anti-dilution adjustments) without the approval of the Company’s stockholders.

•	There is a minimum vesting period for all awards under the 2018 Plan of one year, provided that up to 5% of the awards under the 2018 Plan are not required to have a minimum vesting period.

•	Any dividends or distributions received on unvested shares shall not vest before the underlying restricted stock award vests.

•	The 2018 Plan will terminate on the tenth anniversary of stockholder approval of the 2018 Plan.

A full copy of the 2018 Plan is included in the Company’s filings with the U.S. Securities and Exchange Commission and is available at the Company’s website, www.terex.com, under “Investor Relations” – “Financial Reporting” – “SEC Filings”.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com